Exhibit 10.19

MAXCYTE, INC.

2022 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE

MaxCyte, Inc. (the “Company”), pursuant to the MaxCyte, Inc. 2022 Equity Incentive Plan (the “Plan”) has awarded to you (the “Participant”) the target number of performance-based restricted stock units (“PSUs”) specified, and on the terms set forth, below (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions set forth herein and, in the Plan, and the Award Agreement (the “Agreement”), both of which are attached hereto. Capitalized terms not defined herein shall have the meanings set forth in the Plan or the Agreement.

PSU Grant Identifier: Participant: Date of Grant: Target Number of PSUs:
Performance Period:

Performance-Based Vesting Conditions:

Subject to the terms of the Agreement and the Plan, the PSUs subject to the PSU Award shall vest based on the Company’s achievement of the Target Financial Performance Metric for the Performance Period, as approved by the Board (the “Performance Goal”) during the Performance Period, in accordance with the following schedule:

	Performance Level	Performance Goal	Percentage of Target PSUs Eligible to Vest(1)
	Threshold	[______]% or more of the Target Financial Performance Metric	[______]%
	Target	[______]% of the Target Financial Performance Metric	[______]%
	Maximum	[______]% or more of the Target Financial Performance Metric	[______]%

:

Target Financial Performance Metric” means aggregate total Core Revenue (as defined below) for the Performance Period of [________].  “Core Revenue” means all Company revenue (as set forth on the face of the Company’s financial statements for each applicable calendar year), but excluding revenue from milestone payments and royalty payments.

(1)

The vesting percentage of the PSUs shall be determined using straight-line interpolation between performance levels and none of the PSUs subject to the performance goal shall vest for performance below the threshold performance level.

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Definitions:

The term “Target Financial Performance Metric” means aggregate total Core Revenue (as defined below) for the Performance Period of [________].  “Core Revenue” means all Company revenue (as set forth on the face of the Company’s financial statements for each applicable calendar year), but excluding revenue from milestone payments and royalty payments.

Change in Control:

In the event of a Change in Control during the Performance Period, the Performance Goal shall be deemed achieved (without any required certification of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)) at the Target Financial Performance Metric level specified above and the PSUs will be treated as time-based restricted stock units and shall be subject to time-based vesting only as set forth below under Vesting Schedule.

Vesting Schedule:

Subject to the achievement of the Performance Goal and the terms of the Agreement and the Participant’s Continuous Service, the PSU Award shall vest on the date on which the Compensation Committee certifies achievement (which shall occur as soon as practicable following the conclusion of the Performance Period but in no event later than March 15th following the conclusion of the Performance Period); provided that if a Change in Control occurs during the Performance Period and the Performance Goal is deemed achieved at the Target Financial Performance Metric level, as specified above, then the Award shall vest on January 1, [________], subject to the Participant’s Continuous Service through such date (the applicable vesting date, the “Vesting Date”).

In the event of the termination of the Participant’s Continuous Service by the Company without Cause (as defined on Exhibit A to the Agreement) or the  termination of the Participant’s Continuous Service by the Participant for Good Reason (as defined on Exhibit A to the Agreement), in each case, prior to the Vesting Date and during the post-Change in Control protection period set forth in the Severance Agreement (as defined on Exhibit A to this agreement), the PSU Award shall vest as of the date of such termination of Continuous Service based on the Target Financial Performance Metric level and shall be settled within 60 days following such termination of Continuous Service; provided, however, in the event of the termination of the Participant’s Continuous Service by the Company without Cause or the  termination of the Participant’s Continuous Service by the Participant for Good Reason, in each

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case, within three (3) months prior to a Change in Control, the PSU Award shall remain outstanding and shall vest upon a Change in Control that occurs within three (3) months following such termination of Continuous Service at the Target Financial Performance Metric level and shall be settled within 60 days following such Change in Control; provided, further, that if the PSU Award constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or the termination occurs within three (3) months prior to the Change in Control, then the PSU Award shall vest as of the date of such termination or Change in Control, as applicable, but shall be settled in accordance with the Section 6 of the Agreement following the conclusion of the Performance Period to the extent required to comply with Section 409A of the Code (but in no event later than March 15th following the conclusion of the Performance Period).

In the event of the termination of the Participant’s Continuous Service by the Company without Cause (as defined on Exhibit A to the Agreement) or the termination of the Participant’s Continuous Service by the Participant for Good Reason (as defined on Exhibit A to the Agreement), in each case, on or following January 1, 2027 and prior to the Vesting Date, the Award shall remain outstanding and the Participant shall vest in the number of PSUs determined based on the Company’s achievement of the Performance Goal during the Performance Period, as specified above, with the number of earned PSUs to be pro-rated based on the number of days the Participant was employed by the Company during the Performance Period over the number of days in the Performance Period and the Award shall be settled as soon as practicable following the conclusion of the Performance Period (but in no event later than March 15th following the conclusion of the Performance Period).

Issuance Schedule:	One share of Common Stock will be issued for each PSU which vests at the time set forth in Section 6 of the Agreement or at such other time as set forth in this PSU Award Grant Notice.

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Participant Acknowledgements: By accepting this PSU Award, you acknowledge and agree to be bound by the terms and conditions of this PSU Award Grant Notice, the Agreement and the Plan

______________ ___________ ___________	______________ ____________ ____________
MAXCYTE, INC. By: ______________ Name: ___________ Title: ___________	PARTICIPANT: By: ______________ Name: ____________ Title: ____________
Date: ________	Date: ________

ATTACHMENTS: PSU Award Agreement

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ATTACHMENT I

MAXCYTE, INC.

2022 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

As reflected by your Performance-Based Restricted Stock Unit Grant Notice (“Grant Notice”), MaxCyte, Inc. (the “Company”) has granted you a PSU Award under the MaxCyte, Inc.  2022 Equity Incentive Plan (the “Plan”) for the target number of performance-based restricted stock units (“PSUs”) indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Award Agreement for your PSU Award (the “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”.  Capitalized  terms not defined in this Agreement shall have the definitions given in the Grant Notice or Plan, as applicable.

The general terms applicable to your PSU Award are as follows:

1.GOVERNING PLAN DOCUMENT. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;

(b)Section 9(f) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and

(c)Section 8 of the Plan regarding the tax consequences of your PSU Award.

Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.GRANT AND VESTING OF THE PSU AWARD. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of PSUs indicated in the Grant Notice, as modified to reflect any Capitalization Adjustment,  that vest based on the achievement of the Performance Goal(s) set forth in the Grant Notice and subject to your satisfaction of the other vesting conditions set forth therein.  Attainment of the Performance Goal(s) shall be determined and certified by the Board in writing prior to the settlement of the PSU Award.  Any additional PSUs that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PSUs covered by your PSU Award.

3.RIGHTS AS STOCKHOLDER.  You are not entitled to any privileges of ownership with respect to the shares of Common Stock subject to the PSU Award unless and until,

and only to the extent, such shares become vested pursuant to this PSU Award Agreement and you become a stockholder of record with respect to those shares.

4.DIVIDENDS. You shall receive no benefit or adjustment to your PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.

5.WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6.DATE OF ISSUANCE.

(a)The issuance of shares in respect of the PSUs is intended to be exempt from Section 409A of the Code under the short-term deferral exception set forth in Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner, with each settlement hereunder considered a separate installment payment. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more PSUs vests, the Company shall issue to you one (1) share of Common Stock for each PSU that vests within thirty (30) days following the applicable vesting date (subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b)If:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)); and

(ii)either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale”

commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash,

(iii)then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)In addition and notwithstanding the foregoing, no shares of Common Stock issuable to you under this Section 6 as a result of the vesting of one or more PSUs will be delivered to you until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such shares have been filed and any required waiting period under the HSR Act has expired or been terminated (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any shares of Common Stock issuable to you under this Section 6 upon vesting of one or more PSUs, such shares of Common Stock will not be issued on the Original Issuance Date and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when you are permitted to sell shares of Common Stock on an established stock exchange or stock market, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities. Notwithstanding the foregoing, the issuance date for any shares of Common Stock delayed under this Section 6(c) shall in no event be later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A of the Code or other Applicable Law.

(d)To the extent the PSU Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

7.TRANSFERABILITY. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the PSU Award, the PSU Award and all rights hereunder shall immediately become null and void.

8.INVESTMENT REPRESENTATION.  You hereby covenant that (a) any sale of any share of Common Stock acquired upon the vesting of the PSU Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) you shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

9.TRANSACTION. Your PSU Award is subject to Section 6 of the Plan with respect  to a Transaction and the terms of any agreement governing a Transaction involving the Company.

10.NO LIABILITY FOR TAXES. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.

11.SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge and agree to be subject to the Company’s Trading Policy, which such Trading Policy has been or will be made available to you.

13.PSU AWARD CONFERS NO RIGHTS TO CONTINUED EMPLOYMENT.  In no event shall the granting of the PSU Award or its acceptance by you, or any provision of this PSU Award Agreement or the Plan, give or be deemed to give you any right to continued employment by or service with the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate your employment or service at any time.

14.ENTIRE AGREEMENT.  This PSU Award Agreement and the Plan constitute the entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company or any of its Affiliates and you with respect to the subject matter hereof, and may not be modified in a manner that is materially adverse to your interests except by means of a writing signed by you and the Company.

15.NOTICES. All notices, requests or other communications provided for in this PSU Award Agreement shall be made, if to the Company, to MaxCyte, Inc., Attn: CEO, General Counsel, and Head of Human Resources, and if to you, to your last known mailing address contained in the records of the Company. All notices, requests or other communications provided for in this PSU Award Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

16.COMPLIANCE WITH APPLICABLE LAW. The PSU Award is subject to the condition that if the listing, registration or qualification of the shares subject to the PSU Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the PSU Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

17.GOVERNING LAW.  This PSU Award Agreement and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

18.AWARD SUBJECT TO CLAWBACK.   The PSU Award and any shares of Common Stock delivered pursuant to the PSU Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation, the MaxCyte, Inc. Amended and Restated Incentive Compensation Recoupment Policy.

19.SECTION 409A COMPLIANCE.  This PSU Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the PSU Award to become vested and be settled upon your termination of Continuous Service, the applicable shares of Common Stock shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A of the Code; provided that if you are a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to you or your beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of your death.

EXHIBIT A

DEFINED TERMS

“Cause” or for or with “Cause” shall have the meaning set forth in the Severance Agreement and, in the absence of such agreement or the Severance Agreement that does not define “Cause”, then “Cause” means with respect to the Participant any of the following as determined by the Board, in its sole discretion: (i) fraud or intentional misrepresentation; (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company; (iii) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct; or (iv) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

"Good Reason" shall have the meaning set forth in the Severance Agreement and, in the absence of such agreement or the Severance Agreement that does not define “Good Reason” or a similar term, then “Good Reason” means the occurrence of any of the following events without the Participant’s consent:

(i) any action by the Company which results in a material reduction in the Participant’s duties (including responsibilities and/or authorities), excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Participant, and provided, however, that a change in job position shall not be deemed a “material reduction” in and of itself unless the Participant’s new duties are materially reduced from the prior duties;

(ii) a reduction by the Company in the Participant 's annual base salary as in effect on the Date of Grant or as the same may be increased from time to time, except for an across the board salary reduction affecting all senior executives of the Company and which is implemented before a Change of Control occurs; and

(iii) a material breach by the Company of any employment or severance agreement with the Participant or a material breach by the Company of any other material agreement between the Participant and the Company;

provided, however, that in order to resign for Good Reason, the Participant must (1) provide written notice to the Company’s General Counsel or, in the case the Participant is the General Counsel, the Company’s Chief Executive Officer, within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the Participant’s resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Participant’s resignation from all positions the Participant then holds with the Company is effective not later than 90 days after the expiration of the cure period.

“Severance Agreement” means the employment or severance agreement with the Participant and which is in effect as of the Date of Grant.